UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Computer Programs and Systems, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 5, 2010

To the Stockholders of Computer Programs and Systems, Inc.:

You are invited to attend the 2010 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”), which will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, on Thursday, May 6, 2010 at 9:00 a.m., Central Time. Formal notice of the annual meeting, a proxy statement and a proxy card accompany this letter.

Also enclosed is the Company’s 2009 Annual Report to Stockholders.

Information about the annual meeting and the various matters on which the stockholders will act is included in the enclosed notice of annual meeting of stockholders and proxy statement. Please carefully consider the enclosed proxy statement and execute and return your proxy card so that the Company may be assured of the presence of a quorum at the annual meeting. A self-addressed, postage-prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy card will be of great assistance in reducing the expense of subsequent mailings. If you attend the annual meeting, and so elect, you may withdraw your proxy and vote in person.

Sincerely,

David A. Dye

Chairman of the Board

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 6, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”) will be held at 9:00 a.m., Central Time, on Thursday, May 6, 2010, at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, for the following purposes:

1.	To elect two Class II directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2013 annual meeting;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has set March 22, 2010 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also including a copy of our 2009 Annual Report to Stockholders in order to provide you with additional information about us. We encourage you to read the proxy statement and the 2009 Annual Report carefully.

The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

By order of the Board of Directors,

Darrell G. West

Vice President—Finance, Chief Financial

Officer and Secretary

April 5, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2010: THIS PROXY STATEMENT AND THE ACCOMPANYING 2009 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://www.cpsinet.com/annualmeeting/.

Whether or not you plan to attend the annual meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, postage-prepaid envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

PROXY STATEMENT

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 6, 2010

INFORMATION ABOUT THE ANNUAL MEETING

Our 2010 Annual Meeting of Stockholders will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602 on Thursday, May 6, 2010 at 9:00 a.m., Central Time.

Solicitation of Proxies

Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide you under the rules of the Securities and Exchange Commission. This proxy statement is designed to assist you in voting your shares. On or about April 5, 2010, we began mailing this proxy statement and the 2009 Annual Report to all stockholders of record at the close of business on March 22, 2010.

We will bear the cost of the solicitation of proxies. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

Stockholders Entitled to Vote

The Board of Directors has set March 22, 2010 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. At the close of business on March 22, 2010, there were 10,972,757 shares of the common stock of the Company, par value $.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the annual meeting.

Proposals to be Considered at the Annual Meeting

At the annual meeting, we will ask you to:

Proposal 1:	Elect two Class II directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2013 annual meeting; and

Proposal 2:	Ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2010.

Information About a Quorum

At the annual meeting, the presence of a majority of the shares of common stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Votes Necessary for Each Proposal to be Approved

Assuming the presence of a quorum, the two Class II director nominees receiving the most votes, whether cast in person or by proxy, will be elected (Proposal 1). Proposal 2 (ratification of auditors) requires for adoption the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

A stockholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of any proposal brought before the annual meeting. Since the election of directors (Proposal 1) is determined by the votes cast at the annual meeting, abstentions will not affect the outcome of this matter. An abstention as to the ratification of the appointment of independent registered public accountants (Proposal 2) will have the same effect as voting against the proposal.

Voting Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be “routine,” such as the ratification of the Company’s independent registered public accounting firm (Proposal 2). Effective January 1, 2010, the election of directors is no longer considered to be a routine matter, and your broker will not have discretion to vote “for” the election of our director nominees unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any proposal on which your broker does not have discretionary authority (resulting in a “broker non-vote”). Broker non-votes will have the same effect as a vote against a proposal, but will have no effect on the election of directors.

Submission of Proxies

Please complete, sign, date and return the proxy card in the enclosed self-addressed, pre-paid envelope so the common stock you own will be voted in accordance with your wishes. If you desire to revoke your proxy, you may do so either by attending the annual meeting in person or by delivering written notice of revocation so that it is received by the Company or its transfer agent, American Stock Transfer & Trust Company, LLC, on or before May 5, 2010. The address for American Stock Transfer & Trust Company is 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Shareholder Services.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Board Structure

Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. We currently have eight directors. Directors in each class are elected for three-year terms. The current term of the Class II directors expires at the 2010 annual meeting. The current Class III directors will serve until the 2011 annual meeting and until their successors have been elected and qualified. The current Class I directors will serve until the 2012 annual meeting and until their successors have been elected and qualified.

The Board of Directors has nominated J. Boyd Douglas and Charles P. Huffman for election as Class II directors to serve a three-year term until the 2013 annual meeting of stockholders and until their successors have been elected and qualified.

On January 25, 2010, M. Kenny Muscat, who is a current Class II director, notified the Company that he will not stand for re-election to the Company’s Board of Directors when his term expires at the 2010 annual meeting. In connection with Mr. Muscat’s decision not to stand for re-election, on January 25, 2010, the Board of Directors approved a reduction in the size of the Board of Directors from eight persons to seven persons effective as of the conclusion of the 2010 annual meeting.

Voting of Proxies

Unless a shareholder instructs otherwise on the enclosed proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the nominees listed below will be able to serve, but if any of the nominees should be unable or unwilling to serve, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to select an additional person as a director.

Unless otherwise specified in the enclosed proxy card, it is intended that votes will be cast for the election of J. Boyd Douglas and Charles P. Huffman as Class II directors. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CLASS II DIRECTOR NOMINEES NAMED ABOVE.

Information About the Nominees and Other Directors

The biographies of each of the nominees and our other directors below contain information regarding such person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and, with respect to the nominees and the continuing directors, the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director. Each of the nominees currently serves as a director of the Company. The stock ownership with respect to each director and nominee for director is set forth in the table entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

Nominees for Election—Terms To Expire in 2013

J. Boyd Douglas, 43, has served as CPSI’s President and Chief Executive Officer since May 2006. He was first elected as a director in March 2002. Mr. Douglas began his career with us in August 1988 as a Financial Software Support Representative. From May 1990 until November 1994, Mr. Douglas served as Manager of

Electronic Billing, and from December 1994 until June 1999, he held the position of Director of Programming Services. From July 1999 until May 2006, Mr. Douglas served as CPSI’s Executive Vice President and Chief Operating Officer. Mr. Douglas has been employed by CPSI for more than 20 years in a number of positions and areas and has served in senior executive positions for over 10 years, providing him with intimate knowledge of CPSI’s operations and the healthcare industry.

Charles P. Huffman, 56, was first elected as a director at the 2004 annual meeting. From August 2007 until his retirement in November 2008, Mr. Huffman served as Executive Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage. From December 2000 to July 2007, Mr. Huffman served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc. Mr. Huffman brings more than 28 years of experience as an officer of a public company, EnergySouth, Inc., including serving as the principal financial and accounting officer, which gives him a wide range of accounting, financial, capital markets and executive management experience that contributes greatly to the composition of the Board.

Class I Continuing Directors—Terms Expire in 2012

William R. Seifert, II, 61, was first elected as a director in February 2002. From 1994 through November 2006, Mr. Seifert served as Executive Vice President of AmSouth Bank. From the closing of the merger of AmSouth Bank and Regions Bank in November 2006 until June 2009, Mr. Seifert served as Executive Vice President of Regions Bank, which is a subsidiary of Regions Financial Corporation. He has held the position of Chairman of the South Alabama Advisory Board of Regions Bank since November 2006. During Mr. Seifert’s forty year career in banking and financial services, he has served in numerous leadership roles, including with Regions Bank and its predecessor banks. Mr. Seifert’s extensive leadership and banking expertise adds valuable insight to the Board.

W. Austin Mulherin, III, 44, was first elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998. Mr. Mulherin’s 20 years of experience as a practicing attorney, during which period he has advised a number of public companies on a variety of issues, provides a unique and valuable perspective to the Board. Additionally, Mr. Mulherin served on the board of directors of the predecessor company to CPSI (predating CPSI’s initial public offering in 2002) and has extensive knowledge of CPSI and its operations.

John C. Johnson, 59, has been a director since 2004. Mr. Johnson has worked as a real estate appraiser for Courtney & Morris Appraisals, Inc. in Mobile, Alabama since September 2001. From December 1994 to January 1998, Mr. Johnson served as the President and Chief Operating Officer of Coopersmith, Inc., a regional wholesale bakery located in Mobile, Alabama. After chairing the transition team for the sale of Coopersmith, Inc. to Earthgrains Company from January 1998 to May 1999, Mr. Johnson retired from the bakery industry and worked for a brief time as the Business Manager of Saint Ignatius Church. Mr. Johnson is currently a director of the South Alabama Advisory Board of Regions Bank, which is a subsidiary of Regions Financial Corporation. The Board believes that Mr. Johnson’s skills and professional experiences in a variety of operational and leadership roles give him a wide range of knowledge on topics important to business and that contribute greatly to the Board’s composition.

Class III Continuing Directors—Terms Expire in 2011

Ernest F. Ladd, III, 69, was first elected as a director in February 2002. From 1979 until his retirement in 1997, Mr. Ladd was employed by Dravo Corporation, a national producer and marketer of chemical products, serving most recently as its Executive Vice President, Finance and Administration from 1989 until 1994 and as its Executive Vice President, Chief Financial Officer from 1994 until his retirement in 1997. From April 1984 until April 2006, Mr. Ladd was a director of Regions Bank of Mobile, an operating division of Regions Bank, which is a subsidiary of Regions Financial Corporation. Mr. Ladd currently serves as a senior advisor to Taylor

Companies, a private investment bank. Mr. Ladd is chairman of the Audit Committee of the Board of Directors. Mr. Ladd’s experience as the principal financial officer of Dravo Corporation, which was a public company until 1998, as well as his business experiences with Regions Bank and Taylor Companies, give him a wide range of accounting, financial, capital markets and executive management experience and skills, which adds valuable expertise and insight to the Board.

David A. Dye, 40, has been a director since March 2002, and he was appointed as Chairman of the Board of Directors in May 2006. Mr. Dye served as CPSI’s President and Chief Executive Officer from July 1999 until May 2006. Mr. Dye began his career with CPSI in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for CPSI in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as CPSI’s Vice President supervising the areas of sales, marketing and information technology. Beginning in July 2006, Mr. Dye became a partner with Bulow Biotech Prosthetics, a company located in Clarksville, Tennessee that operates prosthetic clinics in the Southeastern United States. Mr. Dye was employed by CPSI for more than 16 years in a number of positions and areas and served in senior executive positions for over 10 years, including as Chief Executive Officer for seven years, providing him with extensive knowledge of CPSI’s operations.

Class II Director—Not Standing for Re-election

M. Kenny Muscat, 63, is one of our founders and has served as a director since our formation in 1979. From 1979 until his retirement in June 1999, Mr. Muscat served as CPSI’s Executive Vice President. Mr. Muscat’s son, Michael K. Muscat, Jr., is an executive officer of CPSI.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The Board of Directors has adopted corporate governance guidelines that set forth the fundamental corporate governance principles of the Company in order to demonstrate the Board’s accountability and its desire to achieve superior business results. We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our Chief Executive Officer and senior financial officers) and employees. We have also adopted a separate code of ethics with additional guidelines and responsibilities applicable to our Chief Executive Officer and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers. Copies of the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.cpsinet.com in the “Investors” section under “Corporate Governance.”

Director Independence

Nasdaq listing standards require that the Company have a majority of independent directors. Accordingly, because our Board of Directors currently has eight members, Nasdaq requires that at least five of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board of Directors affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standard sets forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines (i) that no relationships exist that would preclude a finding of independence under Nasdaq listing rules and (ii) that the director has no relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. Members of the audit, compensation and nominating and corporate governance committees must also meet applicable independence tests of Nasdaq and the Securities and Exchange Commission.

At a meeting held on January 25, 2010, the Board of Directors reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. After deliberation, the Board determined that the six non-employee directors listed below are independent, and that all of the members of the audit, compensation and nominating and corporate governance committees also satisfy the independence tests referenced above.

The following table describes the categories or types of transactions, relationships, or arrangements considered by the Board in reaching its determination that the following directors are independent:

Name	Independent	Transactions/Relationships/Arrangements Considered

David A. Dye	Yes	Mr. Dye served as Chief Executive Officer until May 2006. He has not received any compensation (other than Board fees) from CPSI since November 2006.

Charles P. Huffman	Yes	None

John C. Johnson	Yes	Since August 2005, CPSI has paid fees to a bank and a registered broker-dealer that is affiliated with the bank for cash management services. Mr. Johnson serves as a director of an advisory board of the bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of the bank or the affiliated broker-dealer.

Ernest F. Ladd, III	Yes	None

W. Austin Mulherin, III	Yes

Mr. Mulherin is a partner in a law firm that performs certain legal services for CPSI. With respect to each of the most recent three completed fiscal years, total payments by CPSI to the law firm have been less than 2% of the law firm’s annual revenues.

Mr. Mulherin’s brother-in-law, Matt Cole, is employed by CPSI as a sales manager. Mr. Cole is not an officer of CPSI.

William R. Seifert, II	Yes	Since August 2005, CPSI has paid fees to a bank and a registered broker-dealer that is affiliated with the bank for cash management services. Mr. Seifert serves as a director of an advisory board of the bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of the bank or the affiliated broker-dealer.

Company Leadership Structure

The business of the Company is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead CPSI by exercising its business judgment to act in what each director reasonably believes to be the best interests of CPSI and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that CPSI and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of CPSI, presiding as Chair of Board meetings, setting the Board’s agenda with management, leading the Board in anticipating and responding to opportunities and challenges faced by CPSI and, to the extent the Chairman is independent under applicable Nasdaq listing rules, presiding as Chair of executive sessions of the independent members of the Board.

The roles of the Chief Executive Officer and Chairman of the Board have been separated since CPSI’s initial public offering in 2002; however, the Board does not have a policy requiring the separation or combination of the CEO and Chairman roles. The Board believes that the advisability of having a separate or combined Chairman and CEO is dependent in large part upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of CPSI’s Board of Directors, the effective interaction between Mr. Dye, as Chairman of the Board, and Mr. Douglas, as Chief Executive Officer, and the current challenges and opportunities faced by the Company, the Board believes that separating the chief executive officer and Board chairman positions provides CPSI with the appropriate foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of CPSI’s performance. The Board may reconsider our leadership structure from time to time in the future based on considerations at that time.

Risk Oversight

Our management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.

The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures. The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel. The Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board and advises the Board how its effectiveness can be improved by changes in its composition and organization.

The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board or committee. We believe that our leadership structure also enhances the Board’s risk oversight function since our Chairman regularly discusses the material risks facing the Company with management. The Chairman is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives from management.

Board Structure and Committees

Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years or until his successor is elected and qualified. The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary. The Board of Directors met four times in 2009.

During 2009, the Company had four standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.

Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board. Charters for each of these three committees are available on the Company’s website at www.cpsinet.com in the “Investors” section under “Corporate Governance.”

None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by all committees of the Board of Directors on which he served. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our directors attended the 2009 annual meeting of stockholders.

The following describes the functions and sets forth the current membership of each Committee of the Board of Directors. The number of meetings that each Committee held in 2009 is also listed.

Executive Committee

The members of the Executive Committee are David A. Dye, Chairman, J. Boyd Douglas and M. Kenny Muscat. The Executive Committee met four times during 2009.

Between meetings of the Board of Directors and while the Board of Directors is not in session, the Executive Committee has all the powers and can exercise all the duties of the entire Board of Directors relating to the management of the business and affairs of the Company. The Executive Committee, however, is prohibited from taking certain actions, including, but not limited to, approving dividends and filling vacancies on the Board.

Audit Committee

The current members of the Audit Committee are Ernest F. Ladd, III, Chairman, William R. Seifert, II and Charles P. Huffman, all of whom are independent directors as defined under existing Nasdaq listing standards and SEC rules. The Audit Committee met five times during 2009.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures; the Company’s system of internal controls; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for appointing and overseeing the independent auditor of the Company.

The Board of Directors has carefully evaluated the backgrounds of the members of the Audit Committee and has determined that such members qualify as independent under applicable Nasdaq listing standards and SEC rules for Audit Committee membership. Furthermore, in accordance with SEC rules, the Board has determined that Ernest F. Ladd, III and Charles P. Huffman both qualify as an “audit committee financial expert” as defined by the applicable SEC rules. The Report of the Audit Committee appears in this proxy statement at page 26.

Compensation Committee

The current members of the Compensation Committee are William R. Seifert, II, Chairman, W. Austin Mulherin, III and John C. Johnson. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Compensation Committee met three times during 2009.

The Compensation Committee is authorized to approve and recommend to the Board of Directors the compensation to be paid to officers, directors and committee members of the Company. Executive compensation may include, but is not limited to, salary, bonus, stock options, other annual compensation and any combination thereof as the Compensation Committee deems appropriate in light of the performance of the Company. The Compensation Committee Report appears on page 16 of this proxy statement.

Additionally, the Compensation Committee has reviewed CPSI’s compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on CPSI. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are W. Austin Mulherin, III, Chairman, John C. Johnson and Charles P. Huffman. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Nominating and Corporate Governance Committee met once during 2009.

The purpose of the Nominating and Corporate Governance Committee is to (a) identify individuals qualified to become members of the Board and to recommend director nominees to the Board for election by the stockholders, (b) monitor, oversee and evaluate the corporate governance principles applicable to the Company and (c) oversee the evaluation of the Board and management.

Consideration of Director Nominees

Criteria and Diversity

Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by the Nasdaq listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Guidelines of Significant Governance Issues (the “Governance Guidelines”) also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Although neither the Board nor the Nominating and Corporate Governance Committee has a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds and experiences. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment, and commitment to CPSI’s success. For a discussion of the individual experiences and qualifications of our Board members, please refer to the section entitled, “Proposal 1: Election of Class II Directors” in this proxy statement.

Process for Identifying and Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the “Nominating and Corporate Governance Committee of Computer Programs and Systems, Inc.,” c/o Corporate Secretary, 6600 Wall Street, Mobile, Alabama 36695:

•	The name of the recommended person;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Our Bylaws provide that written notice of a stockholder’s intent to make a nomination at a stockholders meeting must be given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company and received (1) with respect to any annual meeting, not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting of stockholders, (2) if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 60 days before the date of the applicable annual meeting, or (3) with respect to any special stockholders meeting called for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

Each such stockholder’s notice shall set forth:

•	the name and address of such stockholder, as it appears on the Company’s books;

•	a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of our stock beneficially owned by such stockholder and the nominee;

•

a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder;

•	the name, age, business address and, if known, residence address of the nominee;

•	the principal occupation or employment of the nominee;

•

any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the nominee to serve as a director if elected.

The chairman of the annual meeting of stockholders shall determine whether or not a nomination was made in accordance with the procedures set forth in our Bylaws. If the chairman determines that a nomination is defective, he will declare to the meeting that such nomination is defective, and the defective nomination will be disregarded.

Stockholder Communications with the Board

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating and Corporate Governance Committee

of Computer Programs and Systems, Inc.

c/o Corporate Secretary

6600 Wall Street

Mobile, Alabama 36695

All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know.

Executive Sessions

Executive sessions of the independent directors of the Board are to be held at least two times a year and otherwise as needed. These sessions are chaired by an independent director selected by a majority of the independent directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which establishes the compensation of the executive officers of CPSI, during 2009 was comprised of Messrs. Seifert, Mulherin and Johnson. No member of the Committee is, or was during 2009, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our policy with respect to the compensation of executive officers is linked to our historical method for identifying and selecting executive officers to manage the company. Generally, we have sought to identify and promote talented individuals from within the company to become our executive officers. Specifically, those individuals hired by us who have demonstrated over time the greatest ability to successfully develop, market and manage our products and services, who have developed a comprehensive understanding of our operations and finances from the ground up, and who have exhibited strong management skills, have been promoted by the Board of Directors to the executive officer ranks. We feel that this method of selecting executive officers offers us the best chances of continuing to grow our business and of generating long-term returns for our stockholders. Our compensation philosophy is consistent with, and attempts to further, our belief that the caliber and motivation of our executive officers, and their leadership, are critical to our success.

Our compensation program is designed to motivate and retain our executive officers, to align their financial interests with those of our stockholders and to reward company performance and/or behavior that enhances stockholder returns. The elements of compensation consist of base salary and discretionary cash bonuses and equity awards. The base salaries paid to our executive officers are determined principally by the job responsibilities required by the position and the length of service of the individual in such position and at the company. Additionally, of the five executive officers identified in the Summary Compensation Table on page 17 (who we refer to as our named executives), the base salaries of two of them, Victor S. Schneider and Troy D. Rosser, consist in part of commissions, which are based on the amount of profit generated by the company from its sales of new software systems, hardware and business management services.

The other elements of executive compensation consist of discretionary awards of cash bonuses and time-based equity grants. We do not have a regular or pre-established plan for making either cash bonuses or equity awards. Instead, they are made on a case-by-case basis at the discretion of the Compensation Committee and the Board. Cash bonuses are paid in circumstances where the Board believes it is appropriate to reward exceptional individual and/or company performance. Stock-based awards are made in order to provide management with an equity interest in the company, which we believe helps to motivate them and align their financial interests with those of our stockholders. We believe that our compensation program has been successful in retaining executive talent, in that all of the current named executives have been employed by the company for at least 15 years, except for Mr. West, who has been employed with the company for more than 8 years.

No Employment and Severance Agreements

Our named executives do not have employment, severance or change-of-control agreements. Our named executives serve at the will of the Board, which enables the company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the company’s employment and compensation philosophy.

Oversight of Executive Compensation

Our Compensation Committee has oversight of the executive compensation program and normally recommends to the full Board for approval the compensation paid to our executive officers. The Compensation Committee is composed of the following three non-employee members of the Board of Directors: William R. Seifert, II (Chairman), W. Austin Mulherin, III and John C. Johnson. Each of these directors has been determined by the Board of Directors to qualify as independent under applicable Nasdaq director independence standards. The members of the Compensation Committee are appointed on an annual basis by the full Board upon recommendation of the Nominating and Corporate Governance Committee.

The Compensation Committee is governed by the Compensation Committee Charter, a copy of which is available on CPSI’s website at www.cpsinet.com in the “Investors” section under “Corporate Governance.” The Compensation Committee’s primary responsibilities with respect to establishing executive compensation and administering our compensation program, as provided for in the committee’s charter, include the following:

•	Reviewing and making recommendations to the Board regarding the compensation of the executive officers of the company;

•	Reviewing and making recommendations to the Board regarding our policies and procedures pertaining to director compensation;

•	Reviewing and making recommendations to the Board regarding executive compensation and benefit plans and programs; and

•	Overseeing and administering our equity-based plans.

The scope of the Compensation Committee’s authority is limited by the responsibilities that are set forth in the charter. Additionally, in fulfilling its responsibilities, the Compensation Committee is permitted to delegate its authority to one or more of its members. The charter further provides the Compensation Committee with the authority to engage independent compensation consultants and legal advisers when determined by the Committee to be necessary or appropriate in carrying out its duties. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee has never used a compensation consultant.

The Compensation Committee is required on an annual basis to review and reassess the adequacy of its charter and recommend any changes to the full Board. Any revisions to the charter are to be made by the full Board. The Committee last reviewed and assessed the adequacy of its charter on March 24, 2010.

Role of Executive Officers

Our Chief Executive Officer and Chief Operating Officer make recommendations to the Compensation Committee regarding base salaries, bonuses and equity compensation grants for the remainder of our executives. Neither the Chief Executive Officer nor the Chief Operating Officer is involved in determining his own compensation. The Committee has discretion to approve, disapprove or modify recommendations made by these executives, and then provides a recommendation regarding compensation of our executive team to the Board for its approval.

Role of Compensation Consultant

Neither the company nor the Compensation Committee has had any relationship or contractual arrangement with any compensation consultant in determining or recommending the amount or form of senior executive or director compensation. In the future, however, the Compensation Committee may engage or seek the advice of a compensation consultant.

Elements Used to Achieve Compensation Objectives

Base Salaries.    Each named executive’s base salary is determined principally by the responsibilities required by the executive’s position, as well as the executive’s length of service in a position and at our company, and also takes into account individual competence. The amount of any future increase or decrease in base salary will be considered based on the above mentioned factors and may also take into account the company’s financial performance and the compensation paid by our competitors and/or other comparable-sized companies. Upon the recommendation of the Compensation Committee, the Board of Directors of the Company approved a 10% increase in the base salary of our Chief Executive Officer and Chief Financial Officer in July 2009. These were the first increases in salaries for these executive officer positions since 2005 and, as such, were approved for this reason.

Commissions.    Certain of our executive officers, including two of our current named executives—Victor S. Schneider and Troy D. Rosser—are compensated in part through the payment of commissions. The amount of commission-based compensation received by each of them is based directly on the amount of profit generated from the sales of new software systems, hardware and business management services by the company to new and existing customers. The amount of commissions earned by the named executive is included in the Salary column of the Summary Compensation Table on page 17 below.

Bonuses.    Our current bonus policy is to pay cash bonuses only on a case-by-case basis in circumstances where the Board believes it is appropriate to reward exceptional individual and/or company performance. The Compensation Committee reviews and recommends to the Board for approval bonuses paid to executive officers. We did not pay any discretionary cash bonuses to any of our executive officers in 2009. We expect to pay cash bonuses to executive officers in the future as part of the company’s overall executive compensation program only as circumstances warrant. Our bonus structure has been, and will continue to be, designed to reward individual and company performance.

Equity Compensation.    We make occasional grants of equity compensation to executive officers in order to provide an incentive for them to maintain their relationship with the company and to align their interests and compensation with the long-term interests of stockholders. However, we have no pre-established program or schedule for making such grants. Instead, grants are made solely on a discretionary basis taking into account our need to incentivize management.

At the time of our initial public offering in May 2002, we awarded non-qualified stock options under our 2002 Stock Option Plan to all of our employees, including all of our then current executive officers. These options vested in May 2007, on the fifth anniversary of the date of grant, for each executive employed by us as of such date. The options expired in May 2009, on the seventh anniversary of the date of grant. The options did not contain any performance-based conditions to vesting. This grant was made to permit all of our employees to participate in the ownership of the company in connection with our becoming a public company. The number of options granted was determined using a formula based on years of service to the company and then current salary. No option grants have been made since the time of our initial public offering in May 2002.

Beginning in 2006, the accounting treatment for stock options changed as a result of the Financial Accounting Standards Board’s FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, making the accounting treatment of stock options less attractive. As a result, we addressed the desirability of granting shares of restricted stock to executive officers and concluded that restricted stock would provide an equally motivating form of incentive compensation. Accordingly, in anticipation of the upcoming change in accounting for stock options, our Board of Directors, upon the Compensation Committee’s recommendation, adopted the 2005 Restricted Stock Plan, which was approved by our stockholders at the 2005 annual meeting.

In 2006 we awarded restricted stock to certain of our executive officers, including all of our then current named executives, under the 2005 Restricted Stock Plan. On January 23, 2008, we awarded restricted stock to Mr. West, who had been appointed as our Chief Financial Officer effective November 1, 2007. These restricted stock grants are “timed-based” awards, meaning that they vest over a period of time and are not subject to the achievement of any performance-based goals. Specifically, one-fifth of the shares vest on January 30 of each year, commencing on January 30 of the year following the date of grant. However, in order to vest, the executive must remain employed by us as an executive on each vesting date. The only circumstances that trigger an acceleration of vesting of an award are the following: a change of control of the company; the death or disability of the executive and; at the discretion of the Compensation Committee, upon the executive’s termination without cause (as defined in the plan). The size of these awards was based on the subjective determination of the Committee, which considered each executive’s importance to and tenure with the company and level of responsibility. Additionally, in determining the size of the awards, the Committee decided that the maximum number of shares of restricted stock that could vest in any one year per participant would not exceed 50% of that participant’s annual base salary in effect at the date of grant. The purpose of these awards was to incentivize management to continue employment with the company and to further align their financial interests with those of our stockholders.

Equity Grant Practices

To date, our practice in granting restricted stock has been to determine the dollar amount of equity compensation that we want to provide the executives and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. We determine the fair market value based on the closing price of our stock on the Nasdaq Stock Market on the date of grant. Most of the restricted stock grants made by the company to date have been approved at a meeting of the Compensation Committee held in January. The proximity of the grant date of any award to the date on which we announce earnings is coincidental.

Perquisites and Other Benefits

None of our executive officers receives any perquisites. Our policy is not to provide perquisites to executives, in part because we believe that they do not effectively incentivize management to improve the financial performance of the company. Additionally, we do not maintain any pension or defined benefit plans for the benefit of our executive officers.

Our executive officers participate in the company’s 401(k) plan on the same terms as all of our employees. We match employee contributions up to $1,000 per employee per year and contribute up to another $1,000 per employee per year depending on the profitability of the company. Senior management, including the named executive officers, also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance and long-term disability insurance.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that a company may not deduct compensation of more than $1,000,000 that is paid to certain executives in a given year. To date, no executive officer of the company has ever received compensation exceeding $1,000,000 in a single year. Accordingly, the company believes that compensation paid under compensation plans is generally fully deductible for federal income tax purposes. However, as part of its role, the Committee will review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent that more than $1,000,000 is ever proposed to be paid to executives in the future.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the company began accounting for stock-based compensation, including stock options granted under the 2002 Stock Option Plan and restricted stock granted under the 2005 Restricted Stock Plan, in accordance with the requirements of the FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CPSI’s 2010 proxy statement.

The Compensation Committee:

William R. Seifert, II, Chairman

W. Austin Mulherin, III

John C. Johnson

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each named executive officer’s total compensation in 2009: 97.1% for Mr. Douglas, 93.7% for Mr. West, 97.0% for Mr. Jones, 98.1% for Mr. Schneider, and 97.6% for Mr. Rosser. None of the named executive officers received a bonus in 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(7)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(9)	Total ($)
J. Boyd Douglas President, CEO and Director	2009	$521,154		-0-	-0-	-0-	-0-	-0-	$15,420	$536,574
	2008	$500,000		$50,000	-0-	-0-	-0-	-0-	$22,130	$572,130
	2007	$500,000		-0-	-0-	-0-	-0-	-0-	$28,840	$528,840

Darrell G. West Vice President—Finance and CFO	2009 2008 2007	$312,692 $257,693 $155,923		-0- -0- -0-	-0- $350,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$20,975 $25,718 $29,829	$333,667 $633,411 $185,752

Michael S. Jones Exec. Vice President and COO	2009 2008 2007	$400,000 $400,000 $400,000		-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$12,259 $17,388 $22,517	$412,259 $417,388 $422,517

Victor S. Schneider Senior Vice President— Corporate and Business Development	2009 2008 2007	$442,454 $427,747 $416,387	(1) (2) (3)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$ 8,710 $12,066 $15,421	$451,164 $439,813 $431,808

Troy D. Rosser Vice President–Sales	2009 2008 2007	$353,889 $351,075 $344,278	(4) (5) (6)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$ 8,710 $12,066 $15,421	$362,599 $363,141 $359,699

(1)	$192,454 of this amount represents sales commissions earned by Mr. Schneider during 2009.
(2)	$177,747 of this amount represents sales commissions earned by Mr. Schneider during 2008.
(3)	$165,257 of this amount represents sales commissions earned by Mr. Schneider during 2007.
(4)	$153,889 of this amount represents sales commissions earned by Mr. Rosser during 2009.
(5)	$151,075 of this amount represents sales commissions earned by Mr. Rosser during 2008.
(6)	$144,278 of this amount represents sales commissions earned by Mr. Rosser during 2007.
(7)	Represents the aggregate grant date fair value of non-option stock awards granted in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, rather than the amount paid to or realized by the named executive officer. The grant date fair value of an award is computed by multiplying the number of shares granted by the closing price of our common stock on the Nasdaq Stock Market on the date of grant. There can be no assurance that the grant date fair value will ever be realized.
(8)	There were no options granted in 2009, 2008 or 2007.

(9)	The following table shows each of the components of the All Other Compensation column for 2009: (i) Company contributions to the 401(k) retirement plan; and (ii) dividends paid on unvested shares of restricted stock under the Company’s 2005 Restricted Stock Plan. The Company does not provide any perquisites to its executive officers.

All Other Compensation—2009

Name of Executive	Company 401(k) Contributions	Dividends on Restricted Stock	Total “All Other Compensation”
J. Boyd Douglas	$2,000	$13,420	$15,420
Darrell G. West	$2,000	$18,975	$20,975
Michael S. Jones	$2,000	$10,259	$12,259
Victor S. Schneider	$2,000	$6,710	$8,710
Troy D. Rosser	$2,000	$6,710	$8,710

Grants of Plan-Based Awards in 2009

The Company did not grant any plan based awards to its named executive officers in 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows the number of shares of unvested restricted stock held by the named executive officers on December 31, 2009. There were no stock options outstanding at December 31, 2009.

	Option Awards					Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Boyd Douglas	-0-	-0-	—	—	—	9,319	$429,140	—	—
Darrell G. West	-0-	-0-	—	—	—	13,177	$606,801	—	—
Michael S. Jones	-0-	-0-	—	—	—	7,124	$328,060	—	—
Victor S. Schneider	-0-	-0-	—	—	—	4,660	$214,593	—	—
Troy D. Rosser	-0-	-0-	—	—	—	4,660	$214,593	—	—

The shares of unvested restricted stock reflected in the above table were granted under the Company’s 2005 Restricted Stock Plan to Messrs. Douglas, Schneider and Rosser on January 30, 2006, to Mr. Jones on May 17, 2006 and to Mr. West on January 23, 2008. The shares vest in five annual installments of 20% each on January 30 of each year, commencing on January 30 of the year following the date of grant.

Option Exercises and Stock Vested in 2009

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2009. The table also reflects certain information with respect to shares of restricted stock that vested during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Boyd Douglas	—	—	4,660	$117,106
Darrell G. West	—	—	3,294	$82,778
Michael S. Jones	760	$39,617	3,562	$89,513
Victor S. Schneider	—	—	2,330	$58,553
Troy D. Rosser	—	—	2,330	$58,553

(1)	The amounts in this column reflect the difference between the exercise price of the option and the market price of the Company’s common stock on the date of exercise.
(2)	The amounts in this column reflect the number of shares acquired upon vesting of restricted stock multiplied the market value of the Company’s common stock on the vesting date.

Pension Benefits

The Company does not maintain any plans that provide for payments or other benefits to named executive officers at, following, or in connection with their retirement.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plans that provide for the deferral of compensation to named executive officers on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

As described in the Compensation Discussion and Analysis, the named executive officers do not have employment, severance or change-in-control agreements with the Company. The information below describes and quantifies the compensation that would have accrued to the named executive officers under CPSI’s 2005 Restricted Stock Plan upon a termination of the executives’ employment or a change-in-control of CPSI on December 31, 2009. However, the actual benefit to a named executive officer under this plan can only be determined at the time of the change-in-control event or such executive’s separation from the Company. Additionally, the benefits described below are in addition to benefits available generally to salaried employees upon a termination of employment, such as distributions under CPSI’s 401(k) plan and disability benefits. None of the executive officers was eligible to receive any compensation under CPSI’s 2002 Stock Option Plan as a result of a termination of the executive’s employment or a change-in-control of CPSI because there were no options outstanding as of December 31, 2009.

Accelerated Vesting of Restricted Stock Upon a Termination of Employment or a Change in Control

The terms of the restricted stock award agreements with the named executives under the 2005 Restricted Stock Plan provide for the acceleration of vesting of restricted stock upon the death or disability of the executive or, at the discretion of the Board of Directors, upon the executive’s termination without cause. “Cause” is defined in the 2005 Restricted Stock Plan as any of the following acts by the executive: (i) a felony conviction, (ii) the failure to contest prosecution for a felony, or (iii) willful misconduct or dishonesty which is harmful to CPSI’s business or reputation, as determined by the Board. “Disability” is defined as a permanent and total disability under the Company’s long-term disability insurance program.

The award agreements under the 2005 Restricted Stock Plan also provide that all of the shares of restricted stock not previously vested will automatically vest in the event of a change in control of CPSI. A “change in control” generally consists of any one of the following events:

(i)	An acquisition of 50% or more of CPSI’s voting securities, other than an acquisition by:

•	CPSI or any CPSI benefit plan; or

•	any company owned by CPSI stockholders in the same proportions as their ownership of CPSI stock.

(ii)	When, during any two-year period, the members of CPSI’s Board of Directors at the beginning of the period (along with any new director whose election or nomination is approved by at least two-thirds of the directors who either were directors at the beginning of the period or who were so approved) cease to constitute a majority of the Board.

(iii)	CPSI’s stockholders approve a merger or consolidation of CPSI with another corporation, unless the outstanding shares of CPSI stock immediately prior to the transaction continue to represent more than 50% of the combined voting stock of CPSI or its successor immediately following the transaction.

(iv)	CPSI’s stockholders approve a plan of complete liquidation of CPSI or an agreement for the sale of all or substantially all of CPSI’s assets.

Upon the occurrence of any of these events, the Board of Directors is charged with determining the effective date of the change in control for purposes of the plan.

The table below sets forth the intrinsic value of the shares of restricted stock under the 2005 Restricted Stock Plan that would have vested in the event that either (i) a change in control of CPSI had occurred on December 31, 2009, or (ii) the employment of the named executive officer had terminated on December 31, 2009 due to the executive’s death, disability or, upon approval by the Board, a termination by CPSI without cause. The intrinsic value is calculated by multiplying the number of shares that would have vested by the fair market value of CPSI’s common stock on December 31, 2009. The fair market value of a share of common stock is assumed to be $46.05, which was the closing price of the stock on December 31, 2009.

Name	Amount that Would Have Been Realized Due to the
Acceleration of Vesting of Restricted Stock in the Event of
a Change in Control of CPSI or
the Executive’s Death, Disability or Termination without Cause(1)
J. Boyd Douglas	$429,140
Darrell G. West	$606,801
Michael S. Jones	$328,060
Victor S. Schneider	$214,593
Troy D. Rosser	$214,593

(1)	With respect to the termination of a named executive officer without cause, this table assumes that the Board would have exercised its discretion under the 2005 Restricted Stock Plan and approved an acceleration of vesting of all of the shares of restricted stock upon such a termination.

Non-Management Director Compensation for 2009

Each of our non-employee directors, other than members of the Audit Committee, receives an annual cash retainer of $10,000 for service as a director. Each director who is a member of the Audit Committee receives an annual cash retainer of $15,000. Each non-employee director also receives an attendance fee of $2,000 for each regular quarterly meeting of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors.

In accordance with its charter, the Compensation Committee has the authority to review and make recommendations to the Board regarding the Company’s policies and procedures pertaining to director compensation. The only increase in director compensation since the Company’s initial public offering in 2002 was an increase in the annual retainer for members of the Audit Committee in January 2004 from $10,000 to $15,000. In approving this increase in the annual retainer, the Board considered the amount of time that members of the Audit Committee were expending in fulfilling their duties to the Company, as well as the additional responsibilities imposed on committee members as a result of changes in corporate governance standards.

The table below summarizes the compensation paid by CPSI to non-employee directors for the fiscal year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
David A. Dye	$18,000	—	—	—	—	—	$18,000
Charles P. Huffman	$23,000	—	—	—	—	—	$23,000
John C. Johnson	$18,000	—	—	—	—	—	$18,000
Ernest F. Ladd, III	$23,000	—	—	—	—	—	$23,000
W. Austin Mulherin	$18,000	—	—	—	—	—	$18,000
M. Kenny Muscat	$16,000	—	—	—	—	—	$16,000
William R. Seifert, II	$23,000	—	—	—	—	—	$23,000

(1)	J. Boyd Douglas, the Company’s President and Chief Executive Officer, is not included in this table as he is, and at all times during 2009 was, an employee of the Company and thus received no compensation for his service as a director. The compensation received by Mr. Douglas as an employee of the Company is shown in the Summary Compensation Table on page 17.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 22, 2010 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table on page 17;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock(1)	% of Shares of Common Stock(2)
FMR LLC(3)	1,113,600	10.1%
Blackrock, Inc.(4)	857,475	7.8%
Kayne Anderson Rudnick Investment Management, LLC(5)	686,016	6.3%
T. Rowe Price Associates, Inc.(6)	1,187,950	10.8%
J. Boyd Douglas(7)	124,633	1.1%
David A. Dye	76,000	*
Charles P. Huffman(8)	1,000	*
John C. Johnson	500	*
Ernest F. Ladd, III	1,700	*
W. Austin Mulherin, III(9)	2,107	*
M. Kenny Muscat	526,466	4.8%
William R. Seifert, II	1,550	*
Darrell G. West(10)	13,357	*
Michael S. Jones(11)	13,810	*
Victor S. Schneider(12)	32,850	*
Troy D. Rosser(13)	7,580	*
All Directors & Executive Officers as a group (18 persons)	1,173,564	10.7%

*	Reflects ownership of less than 1%.
(1)	The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under the federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.
(2)	Percentage of ownership is based on 10,972,757 shares of Company common stock outstanding as of March 22, 2010.
(3)

The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based solely upon our review of a Schedule 13G filed jointly by FMR LLC and Edward C. Johnson 3d with the Securities and Exchange Commission on February 10, 2010, reporting beneficial ownership as of January 31, 2010. The Schedule 13G reports that, of the 1,113,600 shares beneficially owned, FMR LLC has sole voting power with respect to 1,500 shares and sole dispositive power with respect to all 1,113,600 shares. The Schedule 13G reports that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of all 1,113,600 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (“Investment Company Act”). The Schedule 13G reports that Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,113,600 shares owned by the funds. The Schedule 13G reports that, through their ownership of voting common shares of FMR LLC and the execution of the shareholders’ voting agreement, members of the

Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The Schedule 13G reports that neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees, and that Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(4)	The address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based solely upon our review of a Schedule 13G filed by Blackrock, Inc. with the Securities and Exchange Commission on January 29, 2010, reporting beneficial ownership as of December 31, 2009. The Schedule 13G reports that (a) Blackrock, Inc. is a parent holding company or control person, (b) Blackrock, Inc.’s subsidiaries, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock International Ltd and BlackRock Investment Management UK Ltd, acquired the shares being reported and (c) Blackrock, Inc. has sole voting and sole dispositive power with respect to all 857,475 shares. The Schedule 13G reports that it amends the most recent Schedule 13G filing made by Barclays Global Investors, NA and certain of its affiliates, which were acquired by Blackrock, Inc. on December 1, 2009.
(5)	The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue Of The Stars, 2nd Floor, Los Angeles, CA 90067. This information is based solely upon our review of Amendment No. 3 to Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”) with the Securities and Exchange Commission on February 9, 2010, reporting beneficial ownership as of December 31, 2009. The Schedule 13G/A reports that Kayne Anderson has sole voting and dispositive power with respect to all 686,016 shares.
(6)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based solely upon our review of Amendment No. 1 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on March 10, 2010, reporting beneficial ownership as of February 28, 2010. The Schedule 13G reports that, of the 1,187,950 shares beneficially owned, T. Rowe Price Associates, Inc. has sole voting power with respect to 133,750 shares and sole dispositive power with respect to all 1,187,950 shares.
(7)	Includes 100 shares owned by Mr. Douglas’s wife and a total of 600 shares held in custodial accounts for the benefit of his three children. Also includes 4,660 shares of unvested restricted stock granted to Mr. Douglas on January 30, 2006.
(8)	Mr. Huffman shares voting and investment power for these shares with his wife.
(9)	Mr. Mulherin shares voting and investment power for 1,400 shares with his wife. Includes 222 shares held in a custodial account for the benefit of Mr. Mulherin’s daughter.
(10)	Includes 9,883 shares of unvested restricted stock granted to Mr. West on January 23, 2008.
(11)	Includes 3,562 shares of unvested restricted stock granted to Mr. Jones on May 17, 2006.
(12)	Includes a total of 200 shares held in custodial accounts for the benefit of Mr. Schneider’s two children. Also includes 2,330 shares of unvested restricted stock granted to Mr. Schneider on January 30, 2006.
(13)	Includes 2,330 shares of unvested restricted stock granted to Mr. Rosser on January 30, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to us. Based on our review of these reports, we believe that, during the year ended December 31, 2009, all reports were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy for the Review and Approval of Related Person Transactions

We may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have a policy regarding the review and approval of related person transactions.

In accordance with this policy, and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related person transactions that exceed or are expected to exceed $100,000 in any calendar year. This $100,000 threshold is less than the $120,000 threshold requiring disclosure under the rules of the Securities and Exchange Commission. The Audit Committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director is required to provide the Audit Committee with all material information concerning the transaction.

Related Person Transactions

We lease our corporate headquarters campus from C.P. Investments, Inc., an Alabama corporation, pursuant to eight separate lease agreements with C.P. Investments. The following three stockholders of C.P. Investments are related persons of CPSI: Ellen M. Harvey, Michael K. Muscat, Jr. and Susan M. Slaton, who are the children of M. Kenny Muscat, a director of CPSI. Additionally, Michael K. Muscat, Jr. is an executive officer of CPSI. The lease agreements have terms of ten years and expire between 2012 and 2015. In 2009, we made total lease payments in the amount of approximately $1,698,000 to C.P. Investments, and we anticipate making lease payments to C.P. Investments in 2010 in the aggregate amount of $1,698,000, subject to annual adjustment based on the Consumer Price Index. The annual rent payable under these leases has been determined by an independent, third-party appraisal firm. The parties may agree, from time to time, to make adjustments in the annual rent payable under these leases based on subsequent third-party appraisals. Based on the related persons’ ownership interests in C.P. Investments, the approximate dollar amount of each of Ellen M. Harvey’s, Michael K. Muscat, Jr.’s and Susan M. Slaton’s interest in the 2009 lease payments to C.P. Investments was $169,800.

Michael K. Muscat, Jr., the son of M. Kenny Muscat, is an executive officer of the Company, serving as Vice President—Product Development Services. Michael K. Muscat, Jr. received total compensation of $352,000 from the Company during 2009.

Our lease agreements with C.P. Investments, Inc. have been approved by the Audit Committee. Additionally, the Audit Committee reviewed and approved the compensation of Mr. Muscat. Mr. Muscat’s compensation was also reviewed and approved by the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, as last amended by the Board of Directors on January 25, 2010.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2009.

•

We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and have discussed with Grant Thornton LLP their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

Audit Committee:

Ernest F. Ladd, III, Chairman

William R. Seifert, II

Charles P. Huffman

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2009 is being presented to the stockholders for approval at the annual meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.

General

The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2010. Grant Thornton has been engaged by the Company since 2004 and has audited the financial statements of the Company for the years ended December 31, 2004 through December 31, 2009.

It is expected that a representative of Grant Thornton will be present at the annual meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he so desires.

Fees Paid to Grant Thornton LLP

The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees	$508,686	$489,366
Audit-Related Fees	83,454	77,870
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

TOTAL	$592,140	$567,236

Audit Fees.    Audit Fees for the last two years were for professional services rendered by the independent registered public accountants for (i) the audits of the Company’s annual financial statements and audits of the effectiveness of the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements.

Audit-Related Fees.    Audit Related Fees for 2009 and 2008 were for services rendered by the independent registered public accountants for (i) audits of the Company’s employee benefit plans and (ii) examining and reporting on the Company’s design and operating effectiveness of controls related to the Company’s Application Service Provider hosting environment and management of changes to computer programs in accordance with Statement on Auditing Standards No. 70, Service Organizations, as amended. All audit–related services were pre-approved by the Company’s Audit Committee.

Tax Fees.    There were no Tax Fees paid to Grant Thornton in 2009 or 2008.

All Other Fees.    All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. There were no such services in 2009 or 2008.

Pre-Approval Policy

The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is needed to ratify the appointment of independent registered public accountants. Unless instructed to the contrary, the shares represented by the proxies will be voted to approve the ratification of the appointment of independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 2.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the annual meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DEADLINE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders must be received by us by December 6, 2010 to be considered for inclusion in our proxy statement relating to such meeting.

A stockholder must notify us before February 19, 2011 of a proposal for the 2011 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material. If we do not receive such notice prior to February 19, 2011, proxies solicited by our Board of Directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail—Return Receipt Requested, to Computer Programs and Systems, Inc., Attention: Darrell G. West, 6600 Wall Street, Mobile, Alabama 36695.

A COPY OF OUR 2009 ANNUAL REPORT TO STOCKHOLDERS WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT COMPUTER PROGRAMS AND SYSTEMS, INC., ATTENTION: DARRELL G. WEST, 6600 WALL STREET, MOBILE, ALABAMA 36695.

REVOCABLE PROXY

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 WALL STREET

MOBILE, ALABAMA 36695

This Proxy is solicited on behalf of the Board of Directors of Computer Programs and Systems, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 6, 2010, and at any postponements or adjournments thereof (the “Annual Meeting”).

The undersigned, being a stockholder of the Company, hereby appoints David A. Dye and J. Boyd Douglas, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COMPUTER PROGRAMS AND SYSTEMS, INC.

May 6, 2010

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders:

The Proxy Statement and the 2009 Annual Report to Stockholders are available at:

http://www.cpsinet.com/annualmeeting/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¤ Please detach along perforated line and mail in the envelope provided. ¤

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ☐ ☐ ☐

To elect the following two persons as Class II directors to serve on the Board of Directors until the 2013 annual meeting or until their successors are duly elected and qualified:

                                                                 NOMINEES:

FOR ALL NOMINEES                           J. Boyd Douglas

WITHHOLD AUTHORITY                   Charles P. Huffman

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

		2. To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth on the reverse side, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to the Company or its agent, American Stock Transfer & Trust Company, N.A., prior to the date of the Annual Meeting, or by attendance at the Annual Meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.